Exhibit 99.1

Press Release

Contacts:	MEDIA:	ANALYSTS:
	Kevin Heine	Steve Lackey
	(212) 635-1569	(212) 635-1578

The Bank of New York Mellon Reports

First Quarter Continuing EPS of $0.72 excluding Merger and Integration Expenses

An increase of 16% compared with first quarter of 2007

First Quarter Continuing EPS of $0.65 compared with $0.61 a year ago

Strong growth in Asset Servicing – Significant operating leverage – Integration continues on track

NEW YORK, April 17, 2008 — The Bank of New York Mellon Corporation (NYSE:BK) today reported income from continuing operations of $749 million, or $0.65 per share, in the first quarter of 2008. This compares to income from continuing operations of $437 million, or $0.61 per share, in the first quarter of 2007 and $700 million, or $0.61 per share, in the fourth quarter of 2007.

Adjusting for the impact of merger and integration expenses ($126 million pre-tax), diluted earnings per share for the first quarter of 2008 were $0.72, which compares to $0.62 a year ago (an increase of 16%) and $0.67 sequentially (an unannualized increase of 7%).

Adjusting for the impact of merger and integration expenses ($126 million pre-tax) and intangible amortization ($122 million pre-tax), diluted earnings per share for the first quarter of 2008 were $0.78, which compares to $0.65 a year ago (an increase of 20%) and $0.74 sequentially (an unannualized increase of 5%). See the table on page 10 for a reconciliation of net income and earnings per share.

“Our businesses are performing well in a tough environment. We generated 14% revenue growth compared to the first quarter of 2007, significant positive operating leverage and 16% EPS growth. Market volumes and volatility, together with new business wins, continued to favor our asset servicing and clearing businesses, while lower market values impacted our asset management business. Our progress on the merger and integration continues to be excellent,” said Robert P. Kelly, chief executive officer of The Bank of New York Mellon.

The results for first quarter of 2008 included net pre-tax costs associated with the write down of certain investments in the securities portfolio ($74 million), the write-down of seed capital investments related to a formerly affiliated hedge fund manager ($25 million), and an expense associated with capital support agreements ($12 million). The results for the first quarter also included the pre-tax benefit of $42 million associated with the initial public offering for VISA. The net impact of these items decreased earnings per share by approximately $0.04.

First Quarter Highlights of The Bank of New York Mellon (Unless otherwise noted, all comments begin with the results of the first quarter of 2008. This is followed by commentary that compares the current period to pro forma combined results of the first quarter of 2007 unless otherwise noted. The appendix to this release provides the pro forma combined results, without purchase accounting adjustments resulting from the merger of The Bank of New York and Mellon. Please refer to the Quarterly Earnings Summary for detailed business sector information.)

•

Total revenue (FTE) totaled $3.760 billion, consisting of 79% fee and other revenue and 21% net interest revenue. On a pro forma combined basis, the growth was 14%, driven by fee revenue growth of 9% and net interest revenue growth of 39%.

•

Assets under management, excluding securities lending assets, amounted to $1.105 trillion. On a pro forma combined basis, this represents an increase of 8% compared to the prior year. Net asset inflows totaled $23 billion for the first quarter of 2008. Assets under custody and administration amounted to $23.1 trillion. On a pro forma combined basis, this represents an increase of 9% compared with the prior year.

•

Asset and wealth management fees totaled $842 million. On a pro forma combined basis, this represents an increase of 5%, reflecting the benefit of strong money market flows and other new business partially offset by the prior loss of business at one of the investment boutiques and lower equity market values. Sequential revenue decreased 5% (unannualized) reflecting a combination of lower equity market values as well as negative long-term flows.

•

Performance fees were $20 million. On a pro forma combined basis, performance fees were $49 million in the first quarter of 2007. On a sequential basis, these fees were $62 million in the fourth quarter of 2007.

•

Asset servicing fees totaled $897 million. On a pro forma combined basis, the increase was 40%, compared to the prior year and 11% (unannualized) sequentially, reflecting the benefit of market volatility, strong new business activity and the fourth quarter 2007 acquisition of the joint venture with ABN AMRO. Securities lending fee revenue was $242 million compared with $65 million in the prior year on a pro forma basis and $164 million in the fourth quarter of 2007.

•

Issuer services fees were $376 million. On a pro forma combined basis, these fees increased by 1%, primarily reflecting higher global corporate trust fees. On a sequential basis, these fees declined by 14% (unannualized) due primarily to the seasonality associated with depositary receipts.

•

Clearing and execution services fees totaled $267 million. These fees decreased 3% compared with the first quarter of 2007 and decreased 15% (unannualized) compared with the fourth quarter of 2007. During the first quarter of 2008, the B-Trade and G-Trade execution businesses were sold to BNY ConvergEx. Adjusting for this transaction, clearing and execution services fees increased 12% compared to the prior year and were flat sequentially.

•

Foreign exchange and other trading activities totaled $259 million. This compares with $182 million in the prior year period on a pro forma combined basis, and $305 million in the fourth quarter of 2007. The increase compared to the prior year primarily reflects the benefit of increased client volumes and currency volatility. The decrease compared with the fourth quarter of 2007 primarily reflects a lower valuation of the credit derivatives portfolio and the impact of the adoption of SFAS 157 on the valuation of the interest rate derivatives portfolio.

•

Investment income was $23 million. This compares with $61 million in the prior year period on a pro forma combined basis, and $52 million in the fourth quarter of 2007. The decrease from prior periods primarily resulted from a seed capital investment loss of $19 million in the first quarter of 2008 as well as lower private equity investment revenue. The loss in the first quarter of 2008 excludes the $25 million loss on seed capital investments related to a formerly affiliated hedge fund manager, which was recognized in other expense.

First Quarter Highlights of Continuing Operations - continued

•

Securities losses totaled $73 million compared to a gain of $2 million in the first quarter of 2007, on a pro forma combined basis and a loss of $191 million in the fourth quarter of the 2007. Further information on the investment portfolio is detailed on page 8 of this earnings release.

•

Other fee revenue totaled $97 million. Other fee revenue totaled $97 million in the first quarter of 2007 on a pro forma basis and $82 million in the fourth quarter of 2007. The first quarter of 2008 includes a gain of $42 million associated with the initial public offering of VISA.

•

Net interest revenue (FTE) totaled $773 million with a net interest margin of 2.10%. This compares with net interest revenue of $558 million in the first quarter of 2007, on a pro forma combined basis, and $757 million in the fourth quarter of 2007. The increase compared with the first quarter of 2007 reflects a higher level of interest-earning assets associated primarily with the growth in Securities Servicing and wider spreads on investment securities, partially offset by the lower value of noninterest-bearing deposits in a declining interest rate environment.

•

Total noninterest expense was $2.619 billion. This compares to noninterest expense of $2.305 billion in the first quarter of 2007 on a pro forma combined basis, and $2.749 billion in the fourth quarter of 2007.

Excluding merger and integration expense, intangible amortization expense, and non-operating items in the first quarter of 2007, detailed in the Quarterly Earnings Summary, noninterest expense on a pro forma combined basis increased 6% compared with the first quarter of 2007 and declined 5% compared to the fourth quarter of 2007. The results reflect $118 million of expense synergies in the first quarter of 2008 associated with the merger as detailed in the Quarterly Earnings Summary.

On a pro forma combined basis, excluding merger and integration expense, intangible amortization expense, and non-operating items in the first quarter of 2007, detailed in the Quarterly Earnings Summary, we generated approximately 750 bps of positive operating leverage compared to the first quarter of 2007 and approximately 350 bps compared to the fourth quarter of 2007.

•

The provision for credit losses was $16 million in the first quarter of 2008 compared to a credit of $12 million on a pro forma combined basis in the first quarter of 2007 and in the fourth quarter of 2007 was $20 million.

•

Pre-tax operating margin (FTE) was 30% in the first quarter of 2008. Excluding merger and integration expenses and intangible amortization expense, the pre-tax operating margin (FTE) was 36%. This compares with 33% in the first quarter of 2007, on a pro forma combined basis and 34% in the fourth quarter of 2007, excluding merger and integration expense, intangible amortization expense and non-operating items.

•

The effective tax rate was 32.5% compared with 31.8% in the fourth quarter of 2007 and 32.2% in the first quarter of 2007. Excluding merger and integration expense, the tax rate was 33.3% in the first quarter of 2008 compared with 33.2% in the fourth quarter of 2007 and 32.3% in the first quarter of 2007.

•	Total assets at March 31, 2008 were $205 billion, an increase of $7 billion from Dec. 31, 2007, principally reflecting a higher level of client deposits.

•	Return on tangible common equity was 49.7% for the first quarter of 2008, 54.3% excluding merger and integration expense and intangible amortization expense.

•	The Tier I capital ratio was 8.80% at March 31, 2008 compared to 9.32% at Dec. 31, 2007.

First Quarter Highlights of Continuing Operations - continued

•

The adjusted tangible shareholders’ equity to assets ratio was 4.14% at March 31, 2008 compared with 4.96% at Dec. 31, 2007. This decline reflects an increase of $1.447 billion in unrealized mark-to-market losses in the securities portfolio, net of tax, to $1.789 billion, as well as an increase in period end assets. For additional information, see page 8.

•	Average diluted shares of 1.148 billion were essentially unchanged compared with the fourth quarter of 2007.

On April 8, 2008, The Bank of New York Mellon declared a quarterly common stock dividend of 24 cents per share. This cash dividend is payable on May 2, 2008 to shareholders of record as of the close of business on April 23, 2008.

The Bank of New York Mellon Corporation is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has more than $23 trillion in assets under custody and administration, more than $1.1 trillion in assets under management and services $12 trillion in outstanding debt. Additional information is available at www.bnymellon.com.

Earnings Release Format

Throughout this earnings release, all information is reported on a continuing operations basis, before extraordinary (loss), unless otherwise noted. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Where financial measures are presented excluding certain specified amounts, we believe the presentation enhances investor understanding of period-to-period results.

Supplemental Financial Information

Please refer to the Quarterly Earnings Summary for supplemental financial information of The Bank of New York Mellon Corporation, including 5-quarter trends of fee and other revenue, net interest revenue, noninterest expense as well as business segment trends. The Quarterly Earnings Summary is available at www.bnymellon.com (Investor Relations - financial reports).

Conference Call Data

Robert P. Kelly, chief executive officer; Gerald L. Hassell, president; and Bruce W. Van Saun, chief financial officer, along with other members of executive management from The Bank of New York Mellon, will host a conference call and simultaneous live audio webcast at 8 a.m. EDT on Thursday, April 17, 2008. This conference call and audio webcast will include forward-looking statements and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 677-5383 (U.S.) and (210) 838-9221 (international) Passcode: Earnings, or by logging on to www.bnymellon.com. The earnings release together with the quarterly earnings summary will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on April 17. Replays of the conference call and audio webcast will be available beginning April 17 at approximately 2 p.m. EDT through Thursday, May 1, 2008 by dialing (866) 356-4359 (U.S.) or (203) 369-0105 (International). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

THE BANK OF NEW YORK MELLON CORPORATION

Financial Highlights

	Quarter ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	March 31, 2008		Dec. 31, 2007		March 31, 2007 (a)
Continuing Operations:
Fee and other revenue	$2,978		$3,044		$1,475
Net interest revenue	767		752		427
Total revenue	$3,745		$3,796		$1,902

Diluted EPS from continuing operations – As reported (GAAP) (b)	0.65		0.61		0.61
Non-GAAP adjusted EPS: Excluding merger and integration expense (b)	0.72		0.67		0.62
Memo: Excluding merger and integration and intangible amortization expenses (b)	0.78		0.74		0.65

Diluted EPS from net income (b)	0.65		0.45		0.60

Return on tangible common equity (annualized):
GAAP	49.7%		45.0	%(c)	39.2%
Non-GAAP adjusted (d)	54.3%		48.9%		40.1%

Return on equity (annualized):
GAAP	10.2%		9.5	%(c)	15.7%
Non-GAAP adjusted (d)	12.3%		11.5%		16.7%

Fee and other revenue as a percentage of total revenue (FTE)	79%		80%		77%

Annualized fee and other revenue per employee (based on average headcount) (in thousands)	$281		$291		$263

Non-U.S. percent of revenue (FTE)	33%		32	%(e)	30%

Pre-tax operating margin (FTE):
GAAP	30%		27%		34%
Non-GAAP adjusted (d)	36%		34%		36%

Net interest margin (FTE)	2.10%		2.16%		2.18%

Selected average balances:
Interest-earning assets	$147,232		$140,622		$79,075
Total assets	$202,738		$192,987		$102,041
Interest-bearing deposits	$94,769		$86,278		$43,862
Noninterest-bearing deposits	$26,315		$28,449		$14,903
Shareholders’ equity	$29,487		$29,136		$11,277

Average common shares and equivalents outstanding (in thousands):
Basic	1,134,280		1,133,804		710,147
Diluted	1,147,906		1,148,176		719,976

Period-end data
Assets under management (in billions)	$1,105		$1,121		$142
Assets under custody and administration (in trillions)	$23.1		$23.1		$15.9 (f)
Cross-border assets (in trillions)	$10.0		$10.0		$6.7 (f)
Market value of securities on loan (in billions)	$676		$633		$397

Employees	42,600		42,500		23,100

Tier I capital ratio	8.80	%(g)	9.32%		8.43%
Adjusted tangible shareholders’ equity to assets ratio (h)	4.14%		4.96%		5.47%
Book value per common share	$24.89		$25.66		$16.11
Tangible book value per common share	$4.84		$5.82		$6.92
Dividends per share	$0.24		$0.24		$0.23
Closing common stock price per share	$41.73		$48.76		$42.98
Market capitalization	$47,732		$55,878		$30,750

(a)	Legacy The Bank of New York only.
(b)	All share-related data prior to July 1, 2007 is presented in post-merger share count terms. See page 10 for additional information.
(c)	Before the extraordinary loss.
(d)	Calculated excluding merger and integration expense and intangible amortization expense.
(e)	Calculated excluding the $200 million CDO write-down in 4Q07.
(f)	Revised for Acquired Corporate Trust Business and harmonization adjustments.
(g)	Preliminary.
(h)	Shareholders’ equity less goodwill and intangible assets plus the benefit of the deferred tax liability associated with tax deductible intangibles divided by total assets less goodwill and intangible assets.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Income Statement

	Quarter ended
(in millions, except per share amounts)	March 31, 2008	Dec. 31, 2007	March 31, 2007 (a)
Fee and other revenue
Securities servicing fees:
Asset servicing	$897	$809	$393
Issuer services	376	438	319
Clearing and execution services	267	314	282
Total securities servicing fees	1,540	1,561	994
Asset and wealth management fees	842	887	151
Performance fees	20	62	14
Foreign exchange and other trading activities	259	305	127
Treasury services	124	121	50
Distribution and servicing	98	113	2
Financing-related fees	48	52	52
Investment income	23	52	36
Securities gains (losses)	(73)	(191)	2
Other	97	82	47
Total fee and other revenue	2,978	3,044	1,475
Net interest revenue
Interest revenue	1,656	1,789	1,021
Interest expense	889	1,037	594
Net interest revenue	767	752	427
Provision for credit losses	16	20	(15)
Net interest revenue after provision for credit losses	751	732	442
Noninterest expense
Staff	1,352	1,365	720
Professional, legal and other purchased services	252	272	130
Distribution and servicing	130	133	4
Net occupancy	129	145	79
Furniture and equipment	79	82	50
Software	79	78	54
Business development	66	72	30
Sub-custodian	61	66	34
Clearing and execution	9	49	37
Communications	32	34	19
Other	182	198	72
Subtotal	2,371	2,494	1,229
Amortization of intangible assets	122	131	28
Merger and integration expense:
The Bank of New York Mellon	121	111	4
Acquired Corporate Trust Business	5	13	11
Total noninterest expense	2,619	2,749	1,272
Income
Income from continuing operations before income taxes	1,110	1,027	645
Provision for income taxes	361	327	208
Income from continuing operations	749	700	437
Discontinued operations:
Income (loss) from discontinued operations	(5)	(2)	(5)
Provision (benefit) for income taxes	(2)	(2)	(2)
Income (loss) from discontinued operations, net of tax	(3)	-	(3)
Income before extraordinary (loss)	746	700	434
Extraordinary (loss) on consolidation of commercial paper conduit, net of tax	-	(180)	-
Net income	$746	$520	$434
Earnings per share (b)
Basic:
Income from continuing operations	$0.66	$0.62	$0.61
Income (loss) from discontinued operations, net of tax	-	-	-
Income before extraordinary (loss)	0.66	0.62	0.61
Extraordinary (loss), net of tax	-	(0.16)	-
Net income	$0.66	$0.46	$0.61
Diluted:
Income from continuing operations	$0.65	$0.61	$0.61
Income (loss) from discontinued operations, net of tax	-	-	-
Income before extraordinary (loss)	0.65	0.61	0.60 (c)
Extraordinary (loss), net of tax	-	(0.16)	-
Net income	$0.65	$0.45	$0.60

(a)	Legacy The Bank of New York only.
(b)	Earnings per share data prior to July 1, 2007 is presented in post-merger share count terms. See page 10 for additional information.
(c)	Does not foot due to rounding.

THE BANK OF NEW YORK MELLON CORPORATION

Consolidated Balance Sheet

	Quarter ended
(dollar amounts in millions, except per share amounts)	March 31, 2008	Dec. 31, 2007
Assets
Cash and due from banks	$7,689	$6,635
Interest-bearing deposits with banks	37,715	34,312
Federal funds sold and securities purchased under resale agreements	11,898	9,108
Securities:
Held-to-maturity (fair value of $2,080 and $2,171)	2,116	2,180
Available-for-sale	43,403	46,518
Total securities	45,519	48,698
Trading assets	7,619	6,420
Loans (includes $241 at fair value at March 31, 2008)	52,092	50,931
Reserve for loan losses	(314)	(327)
Net loans	51,778	50,604
Premises and equipment	1,714	1,731
Accrued interest receivable	723	739
Goodwill	16,581	16,331
Intangible assets	6,353	6,402
Other assets (includes $1,016 at fair value at March 31, 2008)	17,346	16,676
Total assets	$204,935	$197,656
Liabilities
Deposits:
Noninterest-bearing (principally domestic offices)	$28,446	$32,372
Interest-bearing deposits in domestic offices	26,680	21,082
Interest-bearing deposits in foreign offices	72,084	64,671
Total deposits	127,210	118,125
Federal funds purchased and securities sold under repurchase agreements	2,963	2,193
Trading liabilities	5,902	4,577
Payables to customers and broker-dealers	7,727	7,578
Commercial paper	31	4,079
Other borrowed funds	2,999	1,840
Accrued taxes and other expenses	6,483	8,101
Other liabilities (including allowance for lending related commitments of $173 and $167, includes $57 at fair value at March 31, 2008)	5,772	4,887
Long-term debt	17,373	16,873
Total liabilities	176,460	168,253
Shareholders’ equity
Common stock-par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,148,561,267 and 1,146,896,177 shares	11	11
Additional paid-in capital	20,078	19,990
Retained earnings	10,435	10,015
Accumulated other comprehensive loss, net of tax	(1,837)	(574)
Less: Treasury stock of 4,743,585 and 912,896 shares, at cost	(212)	(39)
Total shareholders’ equity	28,475	29,403
Total liabilities and shareholders’ equity	$204,935	$197,656

Note:	The balance sheet at Dec. 31, 2007 has been derived from the audited financial statements as of that date.

Investment Portfolio

At March 31, 2008, investment securities totaled $45.5 billion, which consists of our core portfolio of $42.6 billion and Three Rivers Funding Corp.’s (“TRFC”) portfolio of $2.9 billion. The unrealized net of tax loss on our total securities available for sale portfolio was $1.789 billion at March 31, 2008, which was comprised of $1.523 billion in our core portfolio and $266 million in our TRFC portfolio. The unrealized net of tax loss at Dec. 31, 2007 was $342 million and related entirely to our core portfolio. The increase in the unrealized loss in the first quarter of 2008 compared with the fourth quarter of 2007 was due to spread widening in the fixed income and asset-backed securities markets.

At March 31, 2008, the unrealized loss on our securities available for sale portfolio decreased our adjusted tangible common equity ratio by 90 basis points. Significant dislocation continued in the credit markets, particularly late in the first quarter of 2008. Spreads continued to widen appreciably as there were forced liquidations in the asset and mortgage-backed securities markets. That said, our core asset and mortgage-backed securities portfolio continued to remain highly rated, with 95% of our securities rated AAA, and few downgrades. We continue to have the ability and intent to hold these securities until any temporary impairment is recovered, or until maturity.

Below are the securities in our core portfolio, at fair value which incorporates our unrealized loss, by credit rating.

Credit ratings for core securities portfolio (a) March 31, 2008	Variable & Fixed Rate		Subprime Mortgage Securities	Commercial Mortgage Backed Securities	Asset-Backed Securities CDOs	European Floating Rate Notes	Other	Total		%
(dollar amounts in millions)	Agency	Non-Agency

AAA	$10,905	$14,462	$227	$2,797	$34	$8,888	$2,559	$39,872		95%
AA	-	71	733	70	35	144	485	1,538		4
A	-	19	172	7	10	-	309	517		1
Other	-	23	18	-	11	-	203	255		-
Total fair value	$10,905	$14,575	$1,150	$2,874	$90	$9,032	$3,556	$42,182	(b)	100%
Amortized cost less writedowns	$10,811	$16,065	$1,457	$2,964	$155	$9,501	$3,645	$44,598
Fair value as a % of amortized cost less writedowns	101%	91%	79%	97%	58%	95%	98%	95%
(a)	Preliminary.
(b)	Excludes $0.4 billion of unrated investments that principally support our asset management activities.

Below are the securities in TRFC’s portfolio, at fair value which incorporates our unrealized loss, by credit rating.

Credit ratings for TRFC’s portfolio March 31, 2008	Variable & Fixed Rate	Subprime Mortgage Securities	Credit Cards	Home Equity Lines of Credit	Other Asset- Backed Securities	Total	%
(dollar amounts in millions)	Mortgages

AAA	$1,307	$240	$-	$454	$29	$2,030	69%
AA	-	-	39	-	18	57	2
A	-	-	662	160	-	822	28
Other	-	-	-	38	-	38	1
Total fair value	$1,307	$240	$701	$652	$47	$2,947	100%
Amortized cost less writedowns	$1,591	$272	$741	$738	$50	$3,392
Fair value as a % of amortized cost less writedowns	82%	88%	95%	88%	94%	87%

We routinely test our investment portfolio securities for other-than-temporary impairment (“OTTI”). In the first quarter of 2008, we recorded a $74 million pre-tax securities loss associated with OTTI comprised of the following:

•	$24 million related to asset-based securities (“ABS”) CDOs. ABS CDOs, on an amortized cost basis, net of OTTI, are reflected at 40% of par.

•

$22 million related to SIVs. This charge reduced our amortized cost basis, net of OTTI, to 77% of par. At March 31, 2008, we had $162 million of SIV securities at fair value, which are included in other securities in the core portfolio above.

•

$28 million related to securities backed by home equity lines of credit in TRFC’s portfolio based on both a deterioration of specific securities combined with weakening credit support due to downgrades of certain bond insurers providing credit support.

Capital Support Agreements

During the first quarter of 2008, we executed a capital support agreement for a commingled short-term NAV fund (“CNAV Fund”), which is managed by securities lending in the Asset Servicing segment, of $55.5 million covering securities related to Whistle Jacket Capital/White Pine Financial, LLC (“Whistle Jacket”). Subsequently, we executed another capital support agreement for the same CNAV Fund of $30 million covering securities related to Thornburg Mortgage Capital Resources (“Thornburg”). Under these agreements, we will provide capital in specified circumstances to the CNAV Fund until June 30, 2008 in support of Whistle Jacket securities and April 2009 in support of Thornburg securities. Included in other expense during the first quarter of 2008 was $12 million associated with the current estimated fair value of the support agreements. We continue to monitor exposure to SIV senior note investments in the CNAV Funds we manage. On a case-by-case basis, depending on future circumstances, we could enter into further capital support agreements with the funds.

Nonperforming Loans

Nonperforming loans	Quarter ended
(dollar amounts in millions)	March 31, 2008	Dec. 31, 2007	March 31, 2007(a)
Loans:
Commercial	$50	$39	$15
Commercial real estate	49	40	-
Residential real estate	33	20	3
Foreign	78	87	9
Total nonperforming loans	$210	$186	$27
Nonperforming loans ratio	0.4%	0.4%	0.1%
Allowance for loan losses/nonperforming loans	149.5	175.8	1,074.1
Total allowance for credit losses/nonperforming loans	231.9	265.6	1,574.1

(a)	Legacy The Bank of New York only.

Reserve for Credit Exposure, Provision and Net Charge-offs

Reserve for credit exposure, provision and net charge-offs	Quarter ended
(dollar amounts in millions)	March 31, 2008	Dec 31, 2007	March 31, 2007(a)
Reserve for credit exposure:
Reserve for loan losses	$314	$327	$290
Reserve for unfunded commitments	173	167	135
Total reserve for credit exposure	$487	$494	$425
Provision for credit losses	$16	$20	$(15)
Net charge-offs/(recoveries):
Commercial	$6	$16	$5
Leasing	-	-	(8)
Foreign	5	18	-
Other	2	1	-
Total net charge-offs/(recoveries)	$13	$35	$(3)

(a)	Legacy The Bank of New York only.

The unallocated reserve was 23% at March 31, 2008 compared with 23% at Dec. 31, 2007 and 27% at March 31, 2007.

Consolidated Net Income Including Discontinued Operations

Net income, including discontinued operations, totaled $746 million, or $0.65 per share, in the first quarter of 2008, compared with $520 million, or $0.45 per share, in the fourth quarter of 2007 and $434 million, or $0.60 per share, in the first quarter of 2007.

Supplemental Information - Reconciliation of Earnings Per Share — GAAP to Non-GAAP

Reported amounts are presented in accordance with GAAP. We believe that this supplemental non-GAAP information is useful to the investment community in analyzing the financial results and trends of our business. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management internally monitors financial performance. These non-GAAP items also are excluded from our segment measures used internally to evaluate segment performance because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments.

Quarterly reconciliation	1Q08			4Q07		1Q07(a)
	After-tax	EPS		After-tax	EPS	After-tax	EPS
Net income-GAAP	$746	$0.65		$520	$0.45	$434	$0.60
Discontinued operations income (loss)	(3)	-		-	-	(3)	-
Extraordinary (loss)-TRFC	-	-		180	0.16	-	-
Continuing operations	749	0.65		700	0.61	437	0.61	(b)
Merger and integration (M&I) expenses	75	0.07		69	0.06	10	0.01
Continuing operations excluding M&I expenses	824	0.72		769	0.67	447	0.62
Intangible amortization	75	0.07		78	0.07	19	0.03
Continuing operations before M&I expenses and intangible amortization	$899	$0.78	(b)	$847	$0.74	$466	$0.65

(a)	Legacy The Bank of New York only.
(b)	Does not foot due to rounding.

Supplemental Information – Trend of Earnings Per Share on a GAAP and Non-GAAP basis

In the merger transaction between The Bank of New York and Mellon, The Bank of New York shareholders received .9434 shares of BNY Mellon common stock for each share of The Bank of New York common stock outstanding on the closing date of the merger. Mellon shareholders received one share of BNY Mellon common stock for each share of Mellon common stock outstanding on the closing date of the merger. The table below converts earnings per share for The Bank of New York into post-merger share count terms for periods prior to July 1, 2007.

Continuing operations before extraordinary (loss) – fully diluted earnings per share	Quarter ended
	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007		June 30, 2007(a)	March 31, 2007(a)
As reported	$0.65	$0.61	$0.56		$0.59	$0.57
As reported adjusted for exchange ratio (GAAP)	0.65	0.61	0.56		0.62	0.61
Non-GAAP adjusted-excluding merger and integration expense:
As reported	0.72	0.67	0.66	(b)	0.63	0.59
Adjusted for exchange ratio	0.72	0.67	0.66	(b)	0.66	0.62
Non-GAAP adjusted-excluding merger and integration expense and intangible amortization:
As reported	0.78	0.74	0.73	(c)	0.65	0.61
Adjusted for exchange ratio	0.78	0.74	0.73	(c)	0.69	0.65

(a)	Legacy The Bank of New York only.
(b)	Including non-operating items totaling $12 million after-tax as described in our third quarter 2007 Form 10-Q, non-GAAP adjusted earnings per share – excluding merger and integration expense – would have been $0.67 in the third quarter 2007.
(c)	Including the non-operating items described above, non-GAAP adjusted earnings per share – excluding merger and integration expense and intangible amortization – would have been $0.74 in the third quarter 2007.

APPENDIX

THE BANK OF NEW YORK MELLON CORPORATION

Pro Forma Condensed Consolidated Income Statement

Excluding Purchase Accounting Adjustments

	Three months ended March 31, 2007
(in millions)	The Bank of New York	Mellon Financial	Adjustments		Total Pro forma
Fee and other revenue
Securities servicing fees:
Asset servicing	$393	$252	$ (5	)(a)	$640
Issuer services	319	52	-		371
Clearing and execution services	282	2	(10	)(a)	274
Total securities servicing fees	994	306	(15)		1,285
Asset and wealth management fees	151	650	-		801
Performance fees	14	35	-		49
Foreign exchange and other trading activities	127	55	-		182
Treasury services	50	66	-		116
Distribution and servicing	2	82	-		84
Financing-related fees	52	11	-		63
Investment income	36	25	-		61
Securities gains	2	-	-		2
Other	47	50	-		97
Total fee and other revenue	1,475	1,280	(15)		2,740
Net interest revenue
Interest revenue	1,021	400	-		1,421
Interest expense	594	275	-		869
Net interest revenue	427	125	-		552
Provision for credit losses	(15)	3	-		(12)
Net interest revenue after provision for credit losses	442	122	-		564
Noninterest expense
Staff	720	537	-		1,257
Professional, legal and other purchased services	130	115	-		245
Net occupancy	79	56	-		135
Distribution and servicing	4	142	(14	)(a)	132
Furniture and equipment	50	28	-		78
Software	54	18	-		72
Business development	30	28	-		58
Sub-custodian	34	17	(1	)(a)	50
Clearing and execution	37	-	-		37
Communications	19	6	-		25
Other	72	81	-		153
Subtotal	1,229	1,028	(15)		2,242
Amortization of intangible assets	28	12	-		40
Merger and integration expense:
The Bank of New York Mellon	4	8	-		12
Acquired Corporate Trust Business	11	-	-		11
Total noninterest expense	1,272	1,048	(15)		2,305
Income
Income from continuing operations before income taxes	645	354	-		999
Provision for income taxes	208	111	-		319
Income from continuing operations	437	243	-		680
Discontinued operations:
Income (loss) from discontinued operations	(5)	11	-		6
Provision (benefit) for income taxes	(2)	2	-		-
Income (loss) from discontinued operations, net of tax	(3)	9	-		6
Net income	$434	$252	$-		$686

(a)	Adjustment to eliminate intercompany revenue and expenses for Clearing and execution services and Asset servicing paid by Mellon to The Bank of New York.

Cautionary Statement

The information presented in this Earnings Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, statements with respect to future financial goals, the merger of The Bank of New York and Mellon, ability and intention to hold certain securities, and possible future activities relating to further capital support agreements. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon (the Company) which make reference to the cautionary factors described in this Earnings Release, are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the risk factors and other uncertainties set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of April 17, 2008 and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.